Exhibit 99.4
September 24, 2010
The Special Committee of the Board of Directors
Terra Nova Royalty Corporation
Suite 1620
400 Burrard Street
Vancouver, BC
V6C 3A6
To the Special Committee of the Board of Directors:
Raymond James Ltd. (“Raymond James”, “we”, “us”, or “our”) understands that Terra Nova Royalty Corporation (“Terra Nova”) has entered into an agreement (the “Support and Merger Agreement”) dated September 24, 2010 with Mass Financial Corp. (“Mass Financial”) pursuant to which Terra Nova will acquire all of the issued and outstanding shares of Mass Financial not currently owned by Terra Nova by way of a take-over bid (the “Transaction”). The above description is summary in nature. The specific terms and conditions of the Transaction are set out in the Support and Merger Agreement and will be more fully described in the notice of special meeting and proxy circular (the “Proxy Circular”), which is to be mailed to shareholders of Terra Nova (the “Terra Nova Shareholders”) in connection with the Transaction.
Engagement
Raymond James was engaged by the Special Committee of the Board of Directors of Terra Nova (the “Special Committee”) pursuant to an engagement agreement dated September 1, 2010 (the “Engagement Agreement”) to act as its financial advisor in connection with the Transaction and prepare an opinion (the “Fairness Opinion”) as to whether the Transaction is fair, from a financial point of view, to Terra Nova Shareholders.
Pursuant to the terms of the Engagement Agreement, Raymond James has not been engaged to prepare, and has not prepared, a formal valuation or appraisal of the shares, or any of the assets or other securities of either Terra Nova or Mass Financial and the Fairness Opinion should not be construed as such.
The terms of the Engagement Agreement provide that Raymond James will receive a fee for its services. The fees payable to Raymond James are not contingent upon the conclusions reached by Raymond James herein. Raymond James is also to be reimbursed for its reasonable out-of-pocket expenses. Furthermore, Terra Nova has agreed to indemnify Raymond James, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by Raymond James in connection with the Engagement Agreement.
Raymond James Ltd.
    Suite 2200 — 925 West Georgia Street, Vancouver, B.C., V6C 3L2 • 604 659 8200 • 604 659 8398 Fax
Member of Canadian Investor Protection Fund

Raymond James has received no instructions from the board of directors or management of Terra Nova in connection with the conclusions reached in the Fairness Opinion.
Subject to the terms of the Engagement Agreement, Raymond James consents to the inclusion of the Fairness Opinion in its entirety, together with a summary thereof, in a form acceptable to Raymond James, acting reasonably, in the Proxy Circular and to the filing of the Proxy Circular by Terra Nova thereof with the applicable securities regulatory authorities in each Canadian and United States jurisdiction where such filing is required by law. In addition, pursuant and subject to the terms of the Engagement Letter, Raymond James also consents to the inclusion of the Fairness Opinion, and summaries we approved, in Terra Nova’s registration statement.
Credentials of Raymond James
Raymond James is a wholly-owned, indirect subsidiary of Raymond James Financial, Inc. (“Raymond James Financial”). Raymond James Financial is a publicly listed, diversified financial services holding company whose subsidiaries engage primarily in investment and financial planning, including securities and insurance, brokerage, investment banking, asset management, banking and cash management and trust services. Raymond James is a Canadian full service investment dealer with operations located across Canada. Raymond James is a member of the Toronto Stock Exchange, the TSX Venture Exchange, the Montreal Exchange, the Investment Industry Regulatory Organization of Canada, the Investment Funds Institute of Canada, and the Canadian Investor Protection Fund. Raymond James and its officers have prepared numerous valuations and fairness opinions and have participated in a significant number of transactions involving private and publicly traded companies.
The opinion expressed herein is the opinion of Raymond James, the form and content of which has been reviewed by a committee of managing directors or other professionals of Raymond James, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.
Independence of Raymond James
None of Raymond James or its associates or affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (British Columbia)), or a related entity of Terra Nova, Mass Financial, or their respective associates, affiliates, or insiders.
Raymond James has not provided financial advisory services or participated in financings involving Terra Nova or Mass Financial within the past 24 months, except in 2008, when Raymond James was engaged by Mass Financial to act as its financial advisor in connection with the acquisition of its outstanding preferred shares.

There are no understandings, agreements or commitments between Raymond James and either Terra Nova or Mass Financial, or either of their respective affiliates or associates with respect to any future business dealings. However, Raymond James may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Terra Nova, Mass Financial, or any of their respective associates, affiliates, or insiders.
Raymond James acts as a trader and dealer, both as principal and agent, in major financial markets and, as such may have had positions in the securities of Terra Nova or Mass Financial and, from time to time, may have executed transactions on behalf of clients for which it received or may receive compensation. As an investment dealer, Raymond James conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Terra Nova, Mass Financial, or for any of their respective associates or affiliates and other interested parties.
Scope of Review
In connection with rendering our Fairness Opinion, we have reviewed and relied upon, or carried out, among other things, the following:
1.	the executed Support and Merger Agreement;

2.	annual reports of Terra Nova, including audited consolidated financial statements and management’s discussion and analysis for the fiscal years ended December 31, 2009 and 2008;

3.	unaudited consolidated interim financial statements of Terra Nova and management’s discussion and analysis for the three month periods ended June 30, 2010 and March 31, 2010;

4.	annual information forms of Terra Nova for the years ended December 31, 2009 and 2008;

5.	public filings submitted by Terra Nova to securities commissions or similar regulatory authorities and stock exchanges in Canada and the United States;

6.	discussions with senior management of Terra Nova;

7.	discussions with legal counsel to the Special Committee;

8.	the KPMG Fair Market Value Estimate of KHD Humboldt Wedag International (Deutschland) AG dated March 16, 2010;

9.	the draft press release by Terra Nova announcing the Transaction;

10.	certain other internal information (including financial models, forecast, projections, estimates and related confidential information) prepared and provided to us by Terra Nova management concerning the business, operations and prospects of Terra Nova;

11.	industry reports in respect of Terra Nova and for the metals and mining industries;

12.	annual reports of Mass Financial, including audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008;

13.	draft unaudited consolidated interim financial statements of Mass Financial for the six months ended June 30, 2010;

14.	unaudited consolidated interim financial statements of Mass Financial for the six months ended June 30, 2009;

15.	public filings submitted by Mass Financial to securities commissions or similar regulatory authorities and stock exchanges;

16.	discussions with senior management of Mass Financial;

17.	discussions with the auditors of Mass Financial;

18.	the Valuation of the Colamba and Maina Mines report dated June 29, 2010;

19.	certain other internal information prepared and provided to us by Mass Financial management concerning the business, operations and prospects of Mass Financial;

20.	public information relating to the business, operations, financial performance and stock trading history of Terra Nova, Mass Financial and other selected public companies considered by Raymond James to be relevant;

21.	representations contained in certificates delivered or to be delivered in conjunction with the Fairness Opinion addressed to us from senior officers of Terra Nova and Mass Financial as to the completeness and accuracy of the information upon which the Fairness Opinion is based and such matters specified therein; and

22.	such other corporate, industry and financial market information, investigations and analyses as Raymond James considered necessary or appropriate in the circumstances.
Raymond James has not, to the best of its knowledge, been denied access by Terra Nova or Mass Financial to any information requested by Raymond James. Raymond James has assumed the accuracy and fair presentation of, and relied upon the audited financial statements of Terra Nova and Mass Financial and the reports of the auditors thereon.

Assumptions and Limitations
We have relied upon and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, valuations, appraisals, advice, opinions and representations pertaining to Terra Nova, Mass Financial and their respective subsidiaries obtained by us from public sources, contained in the Support and Merger Agreement, provided to us by senior management of Terra Nova and Mass Financial and their respective consultants or advisors, or as otherwise provided to us pursuant to our engagement. Our Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. Subject to the exercise of our professional judgment and except as expressly described herein, we have not attempted to verify independently the accuracy or completeness of any such information, data, valuations, appraisals, advice, opinions, representations, budgets, estimates or forecasts.
The Transaction is subject to a number of conditions outside the control of Terra Nova and we have assumed all conditions precedent to the completion of the Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification. In rendering this Fairness Opinion, we express no view as to the likelihood that the conditions with respect to the Transaction will be satisfied or waived or that the Transaction will be implemented within the time frame indicated in the Support and Merger Agreement. This Fairness Opinion does not constitute a recommendation as to how any Terra Nova Shareholder should vote with respect to the proposed Transaction or any other matter.
Senior management of Terra Nova and Mass Financial have represented to us in certificates, dated as of the date hereof (the “Representation Certificates”), among other things, that the information, data, opinions and other materials (the “Information”) provided to us by or on behalf of Terra Nova and Mass Financial was complete and correct at the dates the Information was provided to us and that there has been no material change, financial or otherwise, in the position of Terra Nova, Mass Financial and their respective subsidiaries, or in its assets, liabilities (contingent or otherwise), business, operations or affairs of Terra Nova or Mass Financial which has not otherwise been disclosed to us, and there has been no change of any material fact which is of a nature so as to render the Information untrue or misleading in any material respect as of the date hereof. With respect to any financial forecasts and projections provided to Raymond James and used in our analyses, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of Terra Nova and Mass Financial as to the matters covered thereby, and in rendering our Fairness Opinion we express no view as to the reasonableness of such forecasts or projections or the assumptions on which they are based.

In arriving at our Fairness Opinion, in addition to the facts and conclusions contained in the materials, information, documents, reports, representations and opinions referred to above, we have assumed, among other things that the representations and warranties provided in the Representation Certificates are accurate in all material respects.
We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction.
This Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Terra Nova and Mass Financial as reflected in the Information and documents reviewed by us and as represented to us in our discussions with management of Terra Nova and Mass Financial and pursuant to the Representation Certificates. In its analyses and in preparing the Fairness Opinion, Raymond James made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of Raymond James or any party to the Transaction and while reasonable under current circumstances, may prove to be incorrect. The Fairness Opinion is given as of the date hereof and Raymond James disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to Raymond James’ attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Raymond James reserves the right to change, modify or withdraw the Fairness Opinion.
The Fairness Opinion has been provided for the use of the Special Committee and may not be used by any other person or relied upon by any other person other than the Special Committee without the express prior written consent of Raymond James; provided that Raymond James hereby consents to the Fairness Opinion, and references to it, being included in the Proxy Circular, subject to our satisfactory review of the Proxy Circular disclosure prior to distribution to the Terra Nova Shareholders.
Raymond James believes that its analysis must be considered as a whole and that selecting portions of the analysis of the factors considered by it, without considering all factors and analysis together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Conclusion
Based upon and subject to the foregoing, Raymond James is of the opinion that, as of the date hereof, the consideration being offered under the Transaction is fair, from a financial point of view, to Terra Nova Shareholders.
Yours truly,
/s/ Raymond James Ltd.
RAYMOND JAMES LTD.